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                                                                     EXHIBIT 3.5

                          HOSPITALITY PROPERTIES TRUST
                             ARTICLES SUPPLEMENTARY
             8.875% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES
                                without par value

     HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust (the "Trust"), having its principal office in Newton, Massachusetts, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Trustees by Section
5.1 of the Amended and Restated Declaration of Trust of the Trust, dated August 21, 1995, as amended and supplemented (the "Declaration"), the Trustees have duly classified and designated 3,450,000 Preferred Shares of the Trust as 8.875% Series B Cumulative Redeemable Preferred Shares, without par value, of the Trust ("Series B Preferred Shares").

     SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of the Series B Preferred Shares are as follows, which upon any restatement of the Declaration shall be made part of Article V of the Declaration, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof. Capitalized terms used in this ARTICLE SECOND which are defined in the Declaration and not otherwise defined herein are used herein as so defined in the Declaration.

8.875% Series B Cumulative Redeemable Preferred Shares, without par value

     1. Designation and Number. A series of Preferred Shares, designated the 8.875% Series B Cumulative Redeemable Preferred Shares, without par value (the "Series B Preferred Shares"), is hereby established. The number of authorized Series B Preferred Shares is 3,450,000.

     2. Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, the Series B Preferred Shares shall rank
(i) senior to the Common Shares, the Junior Participating Preferred Shares and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, junior to the Series B Preferred Shares (the Shares described in this clause (i) being, collectively, "Junior Shares"), (ii) on a parity with the 9 1/2% Series A Cumulative Redeemable Preferred Shares, without par value (the "Series A Preferred Shares"), and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, on a parity with the Series B Preferred Shares, and (iii) junior to any class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up

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of the Trust, senior to the Series B Preferred Shares. For the avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for Shares of the Trust or any other debt securities of the Trust do not constitute a class or series of Shares for purposes of this Section 2.

     3.   Dividends and Distributions.

               (a) Subject to the preferential rights of the holders of any class or series of Shares of the Trust ranking senior to the Series B Preferred Shares as to dividends, the holders of the then outstanding Series B Preferred Shares shall be entitled to receive, when and as authorized by the Trustees and declared by the Trust, out of any funds legally available therefor, cumulative dividends at a rate of eight and seven-eighths percent 8.875% per annum of the Twenty-five Dollars ($25.00) per share liquidation preference of the Series B Preferred Shares (equivalent to the annual rate of $2.21875 per share). Such dividends shall accrue and be cumulative from (but excluding) December 10, 2002 (the "Original Issue Date") in the case of Series B Preferred Shares issued on or prior to January 9, 2003, and otherwise from (but excluding) the date of the original issuance thereof, and will be payable quarterly in arrears in cash on the fifteenth day of each January, April, July and October beginning on April 15, 2003 (each such day being hereinafter called a "Quarterly Dividend Date"); provided that if any Quarterly Dividend Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Quarterly Dividend Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Quarterly Dividend Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Quarterly Dividend Date to such next succeeding Business Day. As used herein the term "Dividend Period" for Series B Preferred Shares means the period from but excluding the Original Issue Date or other date of the original issuance thereof, as applicable, and ending on and including the next following Quarterly Dividend Date, and each subsequent period from but excluding a Quarterly Dividend Date and ending on and including the next following Quarterly Dividend Date. The amount of any dividend payable for any full Dividend Period or portion thereof shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the first Dividend Period is shorter than a full Dividend Period). Dividends shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date (the "Record Date"), which shall be a date designated by the Trustees for the payment of dividends that is not more than 60 nor less than 10 days prior to the applicable Quarterly Dividend Date.

               (b) Dividends on the Series B Preferred Shares shall accrue and be cumulative, whether or not (i) the Trust has earnings, (ii) there are funds legally available for the payment of such dividends or (iii) such dividends have been declared.

               (c) If Series B Preferred Shares are outstanding, no full dividends shall be declared or paid or set apart for payment on any other class or series of Shares of the Trust ranking, as to dividends, on a parity with the Series B Preferred Shares for any period, unless the full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and the Shares of any other class or series ranking on a parity as to dividends with the Series B Preferred Shares, all

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dividends declared upon Series B Preferred Shares and any such other class or series of Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Shares and such other class or series of Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other class or series does not have a cumulative dividend) bear to each other.

               (d) Except as provided in Section 3(c) above, unless full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the repayment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in Common Shares or other Junior Shares or options, warrants or rights to subscribe for or purchase Common Shares or other Junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon the Common Shares or any other Shares ranking junior to the Series B Preferred Shares as to rights to receive dividends or to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, nor shall any Common Shares or any other such Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Trust except (i) by conversion into or exchange for Common Shares or other Junior Shares, (ii) pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion of, the outstanding Series B Preferred Shares and any other class or series of Shares ranking on a parity with Series B Preferred Shares as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, (iii) by redemption, purchase or other acquisition of Common Shares made for purposes of an incentive, benefit or share purchase plan of the Trust or any of its subsidiaries for officers, Trustees or employees or others performing or providing similar services, (iv) by redemption, purchase or other acquisition of rights to purchase Junior Participating Preferred Shares pursuant to the Rights Agreement, dated as of May 30, 1997, between the Trust and State Street Bank and Trust Company, as rights agent, or pursuant to any replacement agreement therefor relating to such rights, each as in effect from time to time, or of any similar rights from time to time issued by the Trust in connection with a successor or supplemental shareholder rights protection plan adopted by the Trustees, and (v) for redemptions, purchases or other acquisitions by the Trust, whether pursuant to any provision of the Declaration or otherwise, for the purpose of preserving the Trust's status as a real estate investment trust (a "REIT") for federal income tax purposes.

               (e) No interest, or sum of money in lieu thereof, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears, and the holders of Series B Preferred Shares are not entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described in this Section
3. Except as otherwise expressly provided herein, the Series B Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

               (f) Any dividend payment made on the Series B Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such Shares which remains payable. Any cash dividends paid in respect of Series B Preferred Shares, including any portion thereof which the Trust elects to designate as "capital gain dividends" (as defined in

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Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative dividends on the Series B Preferred Shares.

               (g) No dividends on the Series B Preferred Shares shall be authorized by the Trustees or be paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

               (h) The Trust shall remain entitled to receive and retain any interest or other earnings on any money set aside for the payment of dividends on Series B Preferred Shares and holders thereof shall have no claim to such interest or other earnings. Any funds for the payment of dividends on Series B Preferred Shares which have been set apart by the Trust and which remain unclaimed by the holders of the Series B Preferred Shares entitled thereto on the first anniversary of the applicable Quarterly Dividend Date, or other dividend payment date, shall revert and be repaid to the general funds of the Trust, and thereafter the holders of the Series B Preferred Shares entitled to the funds which have reverted or been repaid to the Trust shall look only to the general funds of the Trust for payment, without interest or other earnings thereon.

               (i) "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Boston, Massachusetts are authorized or required by law, regulation or executive order to close.

     4.   Liquidation Rights.

               (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to the holders of any Common Shares or any other Shares ranking junior to the Series B Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series B Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, the holders of Series B Preferred Shares shall be entitled to receive, out of assets of the Trust legally available for distribution to shareholders, liquidating distributions in cash or property at its fair market value as determined by the Trustees in the amount of Twenty-five Dollars ($25.00) per Series B Preferred Share, plus an amount equal to all dividends accrued and unpaid thereon.

               (b) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

               (c) In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series B Preferred Shares and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Trust

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ranking on a parity with the Series B Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, then the holders of the Series B Preferred Shares and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

               (d) For purposes of this Section 4, neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust or a statutory share exchange by the Trust, shall be deemed to be a dissolution, liquidation or winding up of the Trust.

               (e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series B Preferred Shares will not be added to the Trust's total liabilities.

     5.   Redemption by the Trust.

               (a) Optional Redemption. The Series B Preferred Shares are not redeemable prior to December 10, 2007 except as otherwise provided in Section 5(b) below. On and after December 10, 2007, the Trust may, at its option, redeem Series B Preferred Shares in whole or from time to time in part, for cash at a redemption price per share of Twenty-five Dollars ($25.00), together with all accrued and unpaid dividends to the date fixed for redemption, except as otherwise provided in Section 5(c)(vi) below, and without interest (the "Series B Redemption Price"). Each date fixed for redemption of Series B Preferred Shares pursuant to this Section 5(a) or to Section 5(b) below is referred to in these provisions of the Series B Preferred Shares as a "Series B Redemption Date." The Series B Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption. Any redemption of Series B Preferred Shares pursuant to this Section 5(a) shall be made in accordance with the applicable provisions of Section 5(c) below.

               (b) Special Optional Redemption. The Trust may, at its option, redeem at any time all or from time to time any Series B Preferred Shares which constitute Excess Series B Preferred Shares (as defined in Section 9 below) for cash at a redemption price per share equal to the Series B Redemption Price, subject, with respect to the portion of the Series B Redemption Price constituting accrued and unpaid dividends to the date fixed for redemption, to the provisions of the second paragraph of subsection (c) of Section 5.14 of the Declaration and to Section 5(c)(vi) below, and without interest. The Trust's right to redeem Excess Series B Preferred Shares shall be in addition to, and shall not limit, its rights with respect to such Series B Preferred Shares set forth in Section 9 below or in Section 5.14 of the Declaration. Any redemption of Series B Preferred Shares pursuant to this Section 5(b) shall be made in accordance with the applicable provisions of Section 5(c) below.

               (c)  Procedures and Terms for Redemption.

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                    (i)    Notice of redemption will be mailed at least 30 days
     but not more than 60 days before the Series B Redemption Date to each holder of record of Series B Preferred Shares to be redeemed at the address shown on the share transfer books of the Trust; provided that if the Trust shall have reasonably concluded, based on advice of independent tax counsel experienced in such matters, that a redemption pursuant to Section 5(b) must be made on a date (the "Special Redemption Date") which is earlier than 30 days after the date of such mailing in order to preserve the status of the Trust as a REIT for federal income tax purposes or to comply with federal tax laws relating to the Trust's qualification as a REIT, then the Trust may give such shorter notice as is necessary to effect such redemption on the Special Redemption Date. Each notice of redemption shall state: (A) the applicable Series B Redemption Date; (B) the number of Series B Preferred Shares to be redeemed; (C) the applicable Series B Redemption Price; (D) the place or places where certificates for such Series B Preferred Shares are to be surrendered for payment of the Series B Redemption Price; and (E) that dividends on the Series B Preferred Shares to be redeemed will cease to accrue on such Series B Redemption Date. If fewer than all the Series B Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series B Preferred Shares to be redeemed from each such holder or the method for calculating that number. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom the Trust has failed to give notice or to whom notice was defective.

                    (ii) If notice of redemption of Series B Preferred Shares has been mailed in accordance with Section 5(c)(i) above and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of the Series B Preferred Shares so called for redemption, subject to the provisions of Section 5(c)(v) below, then from and after the Series B Redemption Date specified in the notice, dividends will cease to accumulate, and such Shares shall no longer be deemed to be outstanding and shall not have the status of Series B Preferred Shares and all rights of the holders thereof as shareholders of the Trust (except the right to receive the Series B Redemption Price) shall terminate.

                    (iii) Upon surrender, in accordance with the Trust's notice of redemption, of the certificates for any Series B Preferred Shares redeemed (properly endorsed or assigned for transfer and with applicable signature guarantees, if the Trust shall so require and the notice shall so state), the Series B Preferred Shares shall be redeemed by the Trust at the Series B Redemption Price. In case fewer than all the Series B Preferred Shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed Series B Preferred Shares without cost to the holder thereof.

                    (iv) If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed will be determined by the Trust and such Shares may be redeemed pro rata from the holders of record of such Shares in proportion to the number of such Shares held by such holders (with

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     adjustments to avoid redemption of fractional Shares), by lot or by any other equitable method determined by the Trust.

                    (v) Any funds for the redemption of Series B Preferred Shares which have been set aside by the Trust pursuant to Section 5(c)(ii) above, shall be irrevocably set aside separate and apart from the Trust's other funds in trust for the pro rata benefit of the holders of the Series B Preferred Shares called for redemption, except that:

               (A) the Trust shall be entitled to receive any interest or other earnings, if any, earned on any money so set aside in trust, and the holders of any Shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies deposited by the Trust and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of one year from the applicable Series B Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the general funds of the Trust, and after any such repayment, the holders of the Shares entitled to the funds which have been repaid to the Trust shall look only to the general funds of the Trust for payment without interest or other earnings thereon.

                    (vi) Anything in these provisions of the Series B Preferred Shares to the contrary notwithstanding, the holders of record of Series B Preferred Shares at the close of business on a Record Date will be entitled to receive the dividend payable with respect to such Shares on the corresponding Quarterly Dividend Date notwithstanding the redemption of such Shares after such Record Date and on or prior to such Quarterly Dividend Date or the Trust's default in the payment of the dividend due on such Quarterly Dividend Date, in which case the amount payable upon redemption of such Series B Preferred Shares will not include such dividend (and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Quarterly Dividend Date to the holders of record on such Record Date as aforesaid). Except as provided in this clause (vi) and except to the extent that accrued and unpaid dividends are payable as a part of the Series B Redemption Price pursuant to Section 5(a) or 5(b), the Trust will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on Series B Preferred Shares called for redemption.

                    (vii) Notwithstanding the foregoing, unless the full cumulative dividends on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed; provided, however, that (i) the foregoing shall not prevent the redemption of Series B Preferred Shares pursuant to Section 5(b) above or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares, and (ii) the foregoing shall not in any respect limit the terms and provisions of Section 5.14 of the Declaration or Section 9 hereof. In addition, unless the full cumulative dividends on all

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     outstanding Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by conversion into or exchange for Common Shares or other Junior Shares); provided, however, that
     (i) the foregoing shall not prevent the redemption of Series B Preferred Shares pursuant to Section 5(b) above or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares, and
     (ii) the foregoing shall not in any respect limit the terms and provisions of Section 5.14 of the Declaration or Section 9 hereof.

                    (viii) For the avoidance of doubt, the provisions of this
     Section 5 shall not limit any direct or indirect purchase or acquisition by the Trust of all or any Series B Preferred Shares on the open market (including in privately negotiated transactions), except as otherwise expressly provided in Section 5(c)(vii) above.

     6. Voting Rights. Notwithstanding anything to the contrary contained in the Declaration, except as set forth below in this Section 6, the holders of the Series B Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Trustees or for any other purpose or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice of any meeting of shareholders (except for such notices as may be expressly required by law).

               (a) At any time dividends on the Series B Preferred Shares shall be in arrears for six or more quarterly periods, whether or not the quarterly periods are consecutive, the holders of Series B Preferred Shares (voting separately as a class with all other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Trust at the next annual meeting of shareholders and for those or other replacement Trustees at each subsequent meeting (and the number of Trustees then constituting the Board of Trustees will automatically increase by two, if not already increased by two by reason of the election of Trustees by the holders of such Preferred Shares), until all dividends accumulated on Series B Preferred Shares for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. For the avoidance of doubt, and by means of example, in the event dividends on the Series B Preferred Shares and the Series A Preferred Shares shall both be in arrears for six or more quarterly periods, the holders of Series B Preferred Shares and Series A Preferred Shares (and the holders of all other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for the election of two additional Trustees in the aggregate, not four or more additional Trustees.

                    (i) Upon the full payment of all such dividends accumulated on Series B Preferred Shares for the past Dividend Periods and the then current Dividend Period or the declaration in full thereof and the Trust's setting aside a sum sufficient for the payment thereof, the right of the holders of Series B Preferred Shares to elect such two Trustees shall cease, and (unless there are one or more other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) the term

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     of office of such Trustees previously so elected shall automatically terminate and the authorized number of Trustees of the Trust will thereupon automatically return to the number of authorized Trustees otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Trustees in the case of any such future dividend arrearage.

                    (ii) If at any time when the voting rights conferred upon the Series B Preferred Shares pursuant to this Section 6(a) are exercisable any vacancy in the office of a Trustee elected pursuant to this Section 6(a) shall occur, then such vacancy may be filled only by the written consent of the remaining such Trustee or by vote of the holders of record of the outstanding Series B Preferred Shares and any other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of Trustees pursuant to this Section 6(a).

                    (iii)  Any Trustee elected or appointed pursuant to this
     Section 6(a) may be removed only by the holders of the outstanding Series B Preferred Shares and any other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Shares in the election of Trustees pursuant to this Section 6(a), and may not be removed by the holders of the Common Shares.

                    (iv) The term of any Trustees elected or appointed pursuant to this Section 6(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the shareholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 6(a).

               (b) So long as any Series B Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series B Preferred Shares voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Shares ranking senior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust, or reclassify any authorized Shares of the Trust into any such Shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Shares; or (ii) amend, alter or repeal the provisions of the Declaration or the terms of the Series B Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares; provided, however, that any increase in the amount of authorized Preferred Shares, any issuance of or increase in the amount of Series B Preferred Shares or any creation or issuance of or increase in the amount of authorized shares of any class or series of Preferred Shares which rank on a parity with the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or which are Junior Shares shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Shares.

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               (c)  The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust pursuant to the provisions of Sections 5(c)(ii) and 5(c)(v) hereof to effect the redemption.

               (d) On each matter submitted to a vote of the holders of Series B Preferred Shares or on which the holders of Series B Preferred Shares are otherwise entitled to vote as provided herein, each Series B Preferred Share shall be entitled to one vote, except that when Shares of any other class or series of Preferred Shares of the Trust have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and the Shares of each such other class or series will have one vote for each Twenty-five Dollars ($25.00) of liquidation preference.

     7. Conversion. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust. This provision will not prevent the Trust from offering to convert or exchange the Series B Preferred Shares.

     8. Status of Redeemed and Reacquired Series B Preferred Shares. In the event any Series B Preferred Shares shall be redeemed pursuant to Section 5 hereof or otherwise reacquired by the Trust, the Shares so redeemed or reacquired shall become authorized but unissued Series B Preferred Shares, available for future issuance and reclassification by the Trust or, if so determined by the Trustees, may be retired and canceled by the Trust.

     9.   Restrictions on Transfer.

               (a) As a condition to the transfer (including, without limitation, any sale, transfer, gift, assignment, devise or other disposition of Series B Preferred Shares, whether voluntary or involuntary, whether beneficially or of record, and whether effected constructively, by operation of law or otherwise) and/or registration of transfer of any Series B Preferred Shares ("Excess Series B Preferred Shares") which could in the opinion of the Trustees result in

                    (i) direct or indirect ownership (as defined in Section 5.14 of the Declaration) of Series B Preferred Shares representing more than 9.8% in number, value or voting power of the total Series B Preferred Shares outstanding becoming concentrated in the hands of one owner other than an Excepted Person (as such term is defined in the Declaration),

                    (ii) the outstanding Series B Preferred Shares of the Trust being owned by fewer than one hundred twenty (120) persons, or

                    (iii)  the Trust being "closely held" within the meaning of
     Section 856(h) of the Internal Revenue Code,

such potential owner (a "Proposed Transferee") shall file with the Trust the statement or affidavit described in Section 5.14(b) of the Declaration no later than the fifteenth (15th) day prior to any proposed transfer, registration of transfer or transaction which, if consummated, would have any of the results set forth above; provided, however, that the Trustees may waive such requirement

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of prior notice upon determination that such waiver is in the best interests of the Trust. Subject to Section 5.14(i) of the Declaration, the Trustees shall have the power and right (i) to refuse to transfer or issue Excess Series B Preferred Shares or share certificates to any Proposed Transferee whose acquisition of such Excess Series B Preferred Shares would, in the opinion of the Trustees, result in the direct or indirect beneficial ownership of any Excess Series B Preferred Shares by a Person other than an Excepted Person and
(ii) to treat such Excess Series B Preferred Shares as having been transferred not to the Proposed Transferee but rather to a trustee for the benefit of one or more Charitable Beneficiaries (as defined in the Declaration) selected and otherwise as described in Section 5.14(c) of the Declaration. Any such trust shall be deemed to have been established by the holder of such Excess Series B Preferred Shares for the benefit of the applicable Charitable Beneficiary or Charitable Beneficiaries on the day prior to the date of the purported transfer to the Proposed Transferee, which purported transfer shall be void ab initio and the Proposed Transferee shall be deemed never to have acquired any interest in or with respect to the Excess Series B Preferred Shares purportedly transferred.

               (b) Any Excess Series B Preferred Shares shall automatically be deemed to constitute Excess Shares (within the meaning of the Declaration) and shall be treated in the manner prescribed for Excess Shares, including, without limitation, the provisions set forth in Section 5.14(c) thereof.

               (c) Notwithstanding any other provision of the Declaration or hereof to the contrary, but subject to Section 5.14(i) of the Declaration, any purported acquisition of Series B Preferred Shares (whether such purported acquisition results from the direct or indirect acquisition or ownership (as defined for purposes of the Declaration) of Series B Preferred Shares) which would result in the disqualification of the Trust as a REIT for federal income tax purposes shall be null and void. Any such Series B Preferred Shares may be treated by the Trustees in the manner prescribed for Excess Series B Preferred Shares in these provisions of the Series B Preferred Shares and for Excess Shares in Section 5.14(c) of the Declaration.

               (d) The provisions of this Section 9 shall not limit the applicability of Section 5.14 of the Declaration to Series B Preferred Shares in accordance with the terms thereof, and the provisions of this Section 9 and of
Section 5.14 of the Declaration shall not limit the right of the Trust to elect to redeem Excess Series B Preferred Shares pursuant to Section 5(b) hereof. Subject only to Section 5.14(i) of the Declaration, nothing contained in this
Section 9 or in any other provision of the Series B Preferred Shares shall limit the authority of the Trustees to take such other action as they deem necessary or advisable to protect the Trust and the interests of the shareholders by preservation of the Trust's status as a REIT for federal income tax purposes. The provisions of subsections (f) through (i) of Section 5.14 of the Declaration shall be applicable to this Section 9 as though (i) the references therein to
Section 5.14 of the Declaration referred instead to this Section 9 and (ii) the references therein to subsections of Section 5.14 of the Declaration referred to the comparable provisions of this Section 9.

     10. Severability. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series B Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms of the Series B Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series B Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series B Preferred Shares.

     THIRD: The Series B Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

     FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

     FIFTH: The undersigned Executive Vice President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties for perjury.

                  (Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, HOSPITALITY PROPERTIES TRUST has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Secretary on December 9, 2002.

WITNESS:                                HOSPITALITY PROPERTIES TRUST


/s/ John G. Murray                      By: /s/ Thomas M. O'Brien
John G. Murray                              Thomas M. O'Brien
Secretary                                   Executive Vice President